Exhibit 2.1.4

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (“Agreement”) shall be effective as of the Effective Date of the Sale and Transfer Agreement (the “Effective Date”) between Infineon Technologies AG (hereinafter referred to as “Infineon”) of the one part and TriQuint Semiconductor GmbH, a corporation registered in Munich, Germany  (hereinafter referred to as “TriQuint Germany”) of the other part and certain of their subsidiaries.

RECITALS:

WHEREAS, pursuant to a Sale and Transfer Agreement between Infineon, Infineon Technologies North America Corp., TriQuint Semiconductor, Inc. (“TriQuint”) and TriQuint Germany, dated as of 1st of July, 2002 (“Acquisition Agreement”), Infineon and its Subsidiaries are selling and TriQuint and its Subsidiaries are acquiring the Vanessa Business;

WHEREAS, for a period of time, TriQuint Germany requires certain services for the Vanessa Business;

WHEREAS, Infineon is willing to provide certain services to TriQuint, and TriQuint Germany desires to obtain such services;

WHEREAS, the parties hereto wish to set forth certain matters concerning the provision of such services to TriQuint Germany; and

WHEREAS, unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed thereto in the Acquisition Agreement,

NOW, IT IS HEREBY AGREED BY BOTH PARTIES as follows:

1.                                     Services to be Provided

1.1                                During the term of this Agreement, as requested by TriQuint Germany, Infineon will provide, such services as are listed on Schedule 1 and Schedule 2 attached hereto (the “Transition Services”), and such additional services, if any, as the parties may agree upon in writing (“Other Services” and, collectively with the Transition Services, the “Services”).

1.2                                Unless otherwise agreed in writing by the Parties, all Services will be performed only while TriQuint Germany occupies the locations at Balanstrasse 73 and Otto-Hahn-Ring

6 pursuant to the Mietvertrag (sub-lease agreement) between Infineon and TriQuint Germany, dated as of the Effective Date.

2.                                     Fees for Services, Payments

2.1                                As consideration for the Transition Services provided hereunder, TriQuint Germany will pay to Infineon during the term of this Agreement in which Infineon provides any Transition Services hereunder the sum of the amounts specified in Schedule 1 attached hereto for each category of Transition Services rendered by Infineon excluding any category of Transition Services that has been terminated pursuant to Section 5 hereof (the “Transition Fee”).

For Other Services, TriQuint Germany shall pay Infineon an hourly fee agreed to in writing by the parties hereto prior to the provision of such Other Services.

2.2                                For each calendar month in which Services are provided, Infineon will submit to TriQuint Germany a written statement of the amount of the Transition Fee as well as the amount of the fee for Other Services provided, if any, along with documentation evidencing the calculation of such fee for Other Services provided.  The Transition Fee and the fee for Other Services provided shall be due and payable by TriQuint Germany to Infineon by wire transfer of immediately available funds within thirty (30) days after such written statement is sent to TriQuint Germany from Infineon. Notwithstanding this paragraph, amounts due and payable pursuant to Schedule 1 shall be due and payable according to the terms thereof.

TriQuint Germany shall have no right to set-off against any claims for payment of the Transition Fee or of the fee for Other Services provided to be made by TriQuint Germany pursuant to this Agreement, any claims for payment of TriQuint Germany resulting from the Acquisition Agreement.

Infineon shall have the right, at its option, to discontinue providing the respective Transition Services and/ or the respective Other Services if full payment of fees for the respective Services is not received from TriQuint Germany in a timely manner. This provision shall not apply, however, in case that TriQuint Germany delivers written notice to Infineon that it in good faith disputes the amount it was billed for the respective Services. In such case TriQuint Germany and Infineon will negotiate in good faith to resolve such dispute and Infineon will continue to render the respective Services and TriQuint Germany will pay the amount which is not in dispute pending the resolution of any such good faith dispute.

Furthermore, the parties agree that in the event of a discontinuance of Services for nonpayment pursuant to the provision above, Infineon will as promptly as reasonably practicable recommence such Services upon full payment by TriQuint Germany of such amount of fees owed.

3.                                     Performance of Services

Infineon shall use reasonable efforts to perform all Services hereunder.

Infineon and TriQuint Germany agree to cooperate, to provide such information and to take such actions as may be reasonably required to assist in providing the Services.

Nothing provided herein shall require Infineon to violate any agreement with a third party, including any software license agreement.  TriQuint Germany shall promptly provide direction to Infineon where business decisions are required in the performance of Services by Infineon.  Where necessary for the performance of the Services, TriQuint Germany shall designate Infineon as its authorized agent.

4.                                     Limitation of Liability, Indemnification

4.1                                Infineon shall not be liable to TriQuint Germany for any liability, cost, damage, expense or loss, including, without limitation, any special, indirect or consequential damages (i) arising or allegedly arising out of Infineon’s actions or failures to act with respect to any Services provided under this Agreement or (ii) as a result of TriQuint Germany’s reliance on any action, failure to act, advice or data that Infineon may provide, not provide pursuant to this Agreement. However, the foregoing shall not apply to the extent that the liability was caused by Infineon’s gross negligence or willful misconduct.

The aggregate liability of Infineon for indemnification hereunder shall not exceed the aggregate amount of the payments received by Infineon pursuant to Section 2 hereof and shall not include any special, incidental, consequential, exemplary or enhanced damages, however those damages may have arisen.

5.                                     Term and Termination

5.1                                The term of this Agreement shall commence as of the Effective Date and end on 12 months after the Effective Date. However, TriQuint Germany shall be entitled to terminate this contract even before such termination date at the end of each month. TriQuint Germany has to notify Infineon 30 days in advance in written form.

5.2                                .

Notwithstanding the foregoing, the term of this Agreement shall automatically expire if and when TriQuint Germany no longer occupies the locations at Balanstrasse 73 and

Otto-Hahn-Ring 6.5.2    If a category of Transition Services or a category of Other Services, if applicable, is terminated, Infineon will thereafter have no obligation to provide, and TriQuint Germany will thereafter have no obligation to pay the Transition Fee or the fees for the respective Other Services for any such terminated category of Transition Services or a category of Other Services, if applicable.  The parties agree to use their respective best efforts to cause the need for Services to end as soon as commercially reasonable.

6.                                     Warranty

Unless otherwise provided for in this Agreement, Infineon provide no warranty, express or implied, with respect to the Services, including, without limitation, a warranty for a particular level of service or for continued, uninterrupted Services.

7.            Force Majeure

Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by force majeure such as, but not limited to, riots, civil commotion, wars, strikes, freight embargo, shortage of supply, lock-outs, hostilities between nations, governmental laws, orders or regulations, actions by the government or any agency thereof, storms, fires, sabotage, explosions or any other contingencies beyond the reasonable control of the respective Party and its subcontractors.  In such events, the affected Party shall immediately inform the other Party of such circumstances together with documents of proof and the performance of obligations hereunder shall be suspending during, but not longer than, the period of existence of such cause and the period reasonably required to perform the obligations in such cases.

8.                                     Confidentiality

8.1                                For purposes of the Agreement “Confidential Information” shall mean:  (a) all proprietary information relating to the subject matter of this Agreement disclosed by one Party to the other Party in written and/ or graphic form and originally designate in writing by the disclosing Party as Confidential Information or by words of similar import, or, if disclosed orally, summarized and confirmed in writing by the disclosing party thirty (30) days after said oral disclosure, that the orally disclosed information is Confidential Information; and (b) all data stored or transmitted by TriQuint and TriQuint Germany on systems and servers owned and operated by Infineon and its Affiliates, including without limitation, file servers, voice mail storage systems, and other data communications and telecommunications systems, servers, and devices.

8.2                                Each Party acknowledges that it may, from time to time have access to certain Confidential Information of the other Party.  Each Party agrees that it will not use in any way for its own account or the account of any third party except pursuant to this Agreement any Confidential Information of the other Party throughout the term of this Agreement and for an additional period of three (3) years thereafter.  Each Party shall take every reasonable precaution to protect the confidentiality of the Confidential Information.  Each Party shall use the same standard of care in protecting the Confidential Information of the other Party as it normally uses in protecting its own trade secrets and proprietary information.

8.3                                Notwithstanding any other provision of this Agreement, no information received by a party hereunder shall be Confidential Information if said information is:

a)                                      published or otherwise made available to the public other than by a breach of this Agreement;

b)                                     furnished to a Party by an independent third party without restriction on its own dissemination;

c)                                      approved for release in writing by the Party designating said information as Confidential Information;

d)                                     known to or independently developed by the Party receiving Confidential Information hereunder without reference to use of said Confidential Information;

e)                                      Disclosed to a third party by the Party transferring said information hereunder without restricting its subsequent disclosure and use by said third party.

8.4                                Disclosure of any Confidential Information by a Party hereto shall not be precluded if such disclosure is in response to a valid order of a court or other government body, provided that the receiving Party promptly notifies the other Party of such order and makes a good faith effort, at the expense of the other Party which originally disclosed the information, to obtain a disclosed information confirmation that the same shall be kept in confidence and used only for the purpose for which such order was issued.

8.5                                The above does not preclude the sharing of information between Infineon and its Affiliates or TriQuint Germany and its Affiliates in order to fulfill the performance of this Agreement.

9.                                     Export Regulations

The Parties shall comply with any and all export regulations and rules in effect at the date of this Agreement or as may be issued from time to time by any government or court, arbitrational tribunal, administrative agency, or commission or other governmental or other regulatory authority or agency, federal or state, local, transnational or foreign which has jurisdiction relating to the subject matter of this Agreement.

10.                              Assignment

TriQuint Germany shall be entitled to freely assign this Agreement to any of its Affiliates.  In addition, the Parties shall be entitled to freely assign this Agreement incident to the sale and transfer of substantially all assets of the business unit(s) of the party to which this Agreement pertains.  Except as provided for hereinabove, neither Party shall delegate any obligation under this Agreement or assign this Agreement or any interest or rights thereunder without the prior written consent of the other Party.

This Agreement shall be binding upon the successors-in-title and permitted assigns of the parties hereto.

11.                              Arbitration

The provisions concerning dispute resolution as included in the Acquisition Agreement are incorporated herein by reference as if set forth herein.

12.                              Governing Law

This Agreement shall be construed in accordance with and governed by the laws of the Federal Republic of Germany without reference to its provisions on conflict of laws or other law.  The United Nations Convention on Contracts for the International Sale of Goods dated April 11, 1980 shall not apply.

13.                              Severability

If any one or more of the provisions contained in this Agreement should be found invalid, illegal or unenforceable in any respect, the enforceability, validity and legality of the remaining provisions shall not in any way be affected or impaired thereby, and the Parties hereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.  If the Parties are unable to agree upon such replacement provision, then it is the intention of the Parties that such provisions be enforced to the fullest extent which a court of competent jurisdiction deems legal, valid and enforceable, and the Agreement shall thereby be reformed and the validity, legality and enforceability of the remaining provisions of this Agreement and the future application of such provision shall not in any way be affected or impaired thereby. The same shall apply in the case of an omission in the Agreement.

14.                              Notice

Any notice or demand required to be given or made to either Party shall be in writing and shall be deemed sufficiently served if the same is sent by registered post to the address herein stated and shall be deemed to have been received by them on the day following the date of posting.  A copy of any notice should also be sent to the Party concerned by fax or email on same date.

                             if to Infineon, to:

                                       Infineon Technologies AG

                                       Attn: Legal Department

                                       Postfach 80 09 49 D-81609 München

                                       St. Martin Straße 53 D-81669 München

                                       Germany

                                                FAX: +49 (89) 234-2-69-83

                             if to TriQuint Germany to:

                                       TriQuint GmbH, c/o

                                       TriQuint Semiconductor, Inc.

                                       Attn:  Chief Financial Officer

                                       2300 NE Brookwood Parkway

                                       Hillsboro, OR 97124

                                       USA

                                                FAX: +1 503 615 8904

15.                              Entire Agreement

This Agreement (including all its exhibits, schedules and other attachments) together with the Acquisition Agreement (including all its exhibits, schedules and other attachments) constitute the entire agreement between Infineon and TriQuint Germany with respect to the subject matter hereof and supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. The Parties recognize that the exhibits, schedules or other attachments to this Agreement might have to be amended or exchanged, as the case may be, from time to time but such amendments or exchanges shall only be effective if in writing and signed by the Parties.

16.                              Amendment, Waiver

16.1                          To be effective, any amendment, modification or waiver to this Agreement must be in writing and signed by each Party hereto.

16.2                          No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No waiver by any Party of the breach of any term or covenant contained in this Agreement shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement.

17.                              Agency

The relationship of the parties under this Agreement shall be as independent contractors. Nothing contained herein or done in pursuance of this Agreement shall constitute the parties as entering upon a joint venture or partnership, or shall constitute either party the agent for employees of the other party for any purpose or in any sense whatsoever.

18.                              Counterparts

This Agreement may be executed simultaneously in several duplicate originals in the English Language, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the authorized representatives of the parties hereto have duly signed this Transition Services Agreement to be effective as of the date first above written.

TriQuint SemiconductorGmbH.

By:	/s/ Stephanie Welty
Name: Stephanie Welty
Title:
Date: July 1, 2002

Infineon Technologies AG

By:	/s/ Hansjorg Sonnleitner
Name:
Title:
Date:

By:	/s/ Andreas Vom-Felde
Name: Dr. v. Felde
Title:
Date: June 20, 2002